                           SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

                                          [_]   CONFIDENTIAL, FOR USE OF THE
Check the appropriate box:                      COMMISSION ONLY (AS PERMITTED BY
                                                RULE 14A-6(e)(2))

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                          BORLAND INTERNATIONAL, INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

  -----------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  -----------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

  -----------------------------------------------------------------------------

    (5) Total fee paid:

  -----------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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

                     [LOGO OF BORLAND INTERNATIONAL, INC.]
                          BORLAND INTERNATIONAL, INC.

                                100 BORLAND WAY
                        SCOTTS VALLEY, CALIFORNIA 95066

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 5, 1996

TO THE STOCKHOLDERS:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Borland International, Inc., a Delaware corporation (the "Company"), will be held at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California on September 5, 1996, at 10:00 a.m. local time, for the following purposes:

  1. To elect two Class I directors to serve until the 1999 Annual Meeting of Stockholders or until their successors are duly elected.

  2. To approve an amendment to the Company's 1990 Employee Stock Purchase Plan that will increase the number of shares of Common Stock available for grant under the plan by 250,000 shares.

  3. To approve an amendment to the Company's 1992 Stock Option Plan that will increase the number of shares of Common Stock available for grant under the plan by 1,000,000 shares.

  4. To approve the amendments to the Company's Non-Employee Directors' Stock Option Plan that (a) will increase the number of shares of Common Stock available for grant under the plan by 250,000 shares and (b), upon election of a Non-Employee Director as Chairman of the Board of the Company, grant a further option to such person for the purchase of 30,000 shares.

  5. To ratify the appointment of Price Waterhouse as the Company's independent accountants for the current fiscal year.

  6. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

  Only stockholders of record at the close of business on July 9, 1996 will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

                                          By Order of the Board of Directors

                                          /s/ ROBERT H. KOHN
                                          ------------------------------------
                                          ROBERT H. KOHN, Secretary

Scotts Valley, California
August 5, 1996

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO MARK, SIGN, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON, EVEN THOUGH HE OR SHE HAS RETURNED A PROXY.


                            YOUR VOTE IS IMPORTANT.

  IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN
                         IT IN THE ENCLOSED ENVELOPE.

                     [LOGO OF BORLAND INTERNATIONAL, INC.]

                          BORLAND INTERNATIONAL, INC.

                                100 BORLAND WAY
                        SCOTTS VALLEY, CALIFORNIA 95066

                                AUGUST 5, 1996

  Re: 1996 Annual Meeting

Dear Borland Stockholders:

  On behalf of the Board of Directors, I cordially invite you to attend the 1996 Annual Meeting of the stockholders of Borland International, Inc. to be held at 10:00 a.m. local time, on Thursday, September 5, 1996, at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California.

  The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. In addition, we will report to you on the Company's progress during the year and receive your questions and comments concerning the Company.

  Your vote is important regardless of how many shares you own. Please take a few minutes now to review the proxy statement and to sign and date your proxy card and return it in the envelope provided. You may attend the meeting and vote in person even if you have previously returned your proxy card.

  To assist us in our preparation for the meeting, please mark your proxy card in the space provided if you plan to attend the meeting. No admittance tickets will be required.

  We are gratified by our stockholders' continued interest in the Company and pleased that in the past so many of you have voted your shares either in person or by proxy. We hope that you will continue to do so and urge you to return your proxy card as soon as possible.

  I look forward to seeing you at the meeting.

                                          Very truly yours,

                                          /s/ WILLIAM F. MILLER
                                          -------------------------------
                                          WILLIAM F. MILLER
                                          Chairman of the Board

                          BORLAND INTERNATIONAL, INC.

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed proxy is solicited by the Board of Directors of Borland International, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California on September 5, 1996, at 10:00 a.m. local time, or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in this Proxy Statement and the foregoing Notice of Annual Meeting. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians to forward to beneficial owners of Common Stock of the Company ("Common Stock") held in their names. The cost of solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement will be borne by the Company. The Company has retained Georgeson & Company Inc. to assist it in connection with the solicitation, at an estimated fee of $6,500, plus reimbursement of out-of-pocket expenses. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, and personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. This Proxy Statement and accompanying proxy will be mailed on or about August 7, 1996 to all stockholders entitled to vote at the Annual Meeting.

VOTING RIGHTS AND OUTSTANDING SHARES

  Only stockholders of record at the close of business on July 9, 1996 will be entitled to notice of, and to vote at, the Annual Meeting. As of July 9, 1996, the Company had outstanding 31,352,938 shares of Common Stock. Each share of Common Stock has one vote on each proposal that will come before the Annual Meeting. A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

  Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. A stockholder may revoke a proxy by filing an instrument of revocation or a duly executed proxy bearing a later date with the Secretary of the Company, at its principal executive office. A stockholder may also revoke a proxy by attendance at the Annual Meeting and election to vote in person.

  The Company's principal executive office is located at 100 Borland Way, Scotts Valley, California 95066 and the telephone number is (408) 431-1000.

STOCKHOLDER PROPOSALS

  Stockholders of the Company who wish to present proposals at the Company's 1997 Annual Meeting of Stockholders must submit proposals to the Secretary of the Company no later than April 10, 1997 in order to be included in the proxy statement and form of proxy relating to that meeting.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes. One class of directors is elected each year for a three-year term. The term of the Company's Class I directors will expire at the Annual Meeting. The nominees for the Class I directors are George Hara and Stephen J. Lewis. The Class I directors elected in 1996 will serve for a term of three years which expires at the Company's 1999 Annual Meeting of Stockholders or when their successors are elected and qualified. It is intended that the persons named as Proxies will vote for Messrs. Hara and Lewis for election to the Board of Directors as Class I directors.

  Messrs. Hara and Lewis are at present available for election. The affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to elect Messrs. Hara and Lewis. If Messrs. Hara and Lewis are elected by the Company's stockholders at the Annual Meeting, the Board of Directors will consist of six directors each of whose principal occupations are outside the Company.

          MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF THE NAMED NOMINEES

BIOGRAPHICAL INFORMATION

  Certain biographical information about the Company's directors is set forth below:

   NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 1999 ANNUAL
  MEETING

    GEORGE HARA, age 43. Mr. Hara has served as a director of the Company since April 1990. Mr. Hara is a Partner of DEFTA Partners and Accel Japan, L.P., venture capital firms with which he has been affiliated since 1985. He is founder of Data Control Ltd., a computer network provider, for which he has served as President since 1984. Mr. Hara is also a director of PictureTel,Co. Ltd., a video conference system manufacturer; Pixera, a 3D scanner and digital camera manufacturer and Unify Co., Ltd., a 4GL and UNIX database company.

    STEPHEN J. LEWIS, age 38. Mr. Lewis has served as a director of the Company since October 1993. Mr. Lewis has been a managing director of Generation Ventures, L.L.C., a China focused venture capital firm, since November 1994. Mr. Lewis was a managing director of SCM International Ltd., an international investment bank, from 1993 to 1994. Mr. Lewis was employed with Booz-Allen & Hamilton, Inc. a management consulting and technology firm, from 1981 to 1993, most recently serving as a Vice President and Partner in the operations management practice. Mr. Lewis is also a director of Invision Interactive, Inc., a multimedia sound company.

   DIRECTORS CONTINUING IN OFFICE UNTIL THE 1997 ANNUAL MEETING

    PHILIPPE KAHN, age 44. Mr. Kahn served as the Company's Chairman of the Board from its inception in May 1983 until January 1996 and served as its Chief Executive Officer and President from May 1983 to January 1995. Mr. Kahn is also the President and Chairman of Starfish Software, Inc., a software development company.

   DIRECTORS CONTINUING IN OFFICE UNTIL THE 1998 ANNUAL MEETING

    DAVID HELLER, age 51. Mr. Heller has served as a director of the Company since April 1984. Mr. Heller is a founder, a director and the President of Pacific Technology Capital Corporation, a financial advisory and investment banking firm, a director of Tie Rack US, Inc., a clothing accessory company, and a director of Power Computing Corporation, a computer manufacturing company, and America West Golf Manufacturing, Inc., a golf club manufacturing company.

    WILLIAM F. MILLER, age 70. Mr. Miller has served as the Company's Chairman since January 1996. He is currently professor of public and private management, Graduate School of Business at Stanford University, and president emeritus of SRI International, a research institute. He is also professor of computer science, School of Engineering, and senior fellow, Institute of International Studies. In 1990, Dr. Miller retired following 11 years as president and CEO of SRI International. He is a member of the board of directors of Wells Fargo Bank and Co., an interstate bank, and has served as director and chairman of the executive committee of Varian Associates, and as a director of Pacific Gas and Electric Company, First Interstate Bancorp and Fireman's Fund Insurance Company.

    HARRY J. SAAL, age 52. Dr. Saal has served as a director of the Company since January 1996. Since 1986, Dr. Saal has been chairman of Network General Corporation, a network management and analysis company. Prior to founding Network General, Dr. Saal founded Nestar Systems, Inc. a local area network systems company. Dr. Saal is also Chairman of Personal Computer Products, Inc., a designer of controllers for laser printers and related devices, and of AssureNet Pathways Inc., a network securities products company. He is a director of GlobalNet Systems, Inc., an internet service provider, and serves on the board of several non-profit organizations.

BOARD COMMITTEES AND MEETINGS

  During the fiscal year ended March 31, 1996, the Board of Directors held eighteen meetings. The Board of Directors has a standing Audit Committee, Organization and Compensation Committee, Nominating Committee and Technology Committee.

  The Audit Committee recommends the independent public accountants to the Board of Directors. The independent public accountants meet with the Audit Committee, with and without the presence of the Company's management, to review and discuss various matters including the Company's financial statements, the report of the independent public accountants on the results, scope and approach of their work, and their recommendations concerning financial practices and procedures. During fiscal year 1996 the Audit Committee consisted of three non-employee directors, Messrs. Hara, Heller and Lewis. The Audit Committee met eight times during fiscal 1996.

  The Organization and Compensation Committee (the "Compensation Committee") administers the Company's stock option and stock purchase plans, approves salaries, bonuses and other compensation arrangements for the Company's officers, and approves loans to, or loan guarantees for, the Company's officers and employees. During fiscal 1996 the Compensation Committee consisted of three non-employee directors, Messrs. Hara, Heller and Lewis. The Compensation Committee met four times and took action by unanimous written consent eleven times during fiscal 1996.

  The Nominating Committee makes proposals to the full Board of Directors for candidates to be nominated by the Board of Directors to fill vacancies or for new directorship positions, if any, which may be created from time to time. No procedure has been established for the consideration of nominees recommended by stockholders. During fiscal year 1996 the Nominating Committee consisted of three non-employee directors, Messrs. Hara, Heller and Lewis. The Nominating Committee met four times during fiscal 1996.

  The Technology Committee reviews the Company's technology-related strategic planning and development and offers recommendations to the Board of Directors on technological matters. During fiscal year 1996 the Technology Committee consisted of three non-employee directors, Messrs. Kahn, Miller, and Saal. The Technology Committee met once during fiscal 1996.

  No incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board which such director was eligible to attend during the fiscal year and (ii) the total number of meetings held by any committee of the Board upon which such director served.

DIRECTOR COMPENSATION

  Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. Prior to January 1, 1996 each non-employee director (an "Eligible Director") received annual compensation of $25,000 payable in January, less any amounts which such directors otherwise received in compensation for services to the Company. Effective January 1, 1996, each Eligible Director receives an annual retainer of $20,000 payable in four equal quarterly installments. In addition, each Eligible Director receives $500 for attending each meeting of the Board of Directors, $250 for attending each Committee Meeting of the Board of Directors on which he serves and $1,000 for serving as the chairman of a particular Committee of the Board of Directors. An Eligible Director who serves as Chairman of the Board of Directors of the Company receives an additional $20,000 annual retainer and an Eligible Director who serves as Chairman of the Board of Directors of Borland Company, Ltd. (Japan) receives an additional $10,000 annual retainer, with such retainers payable in equal quarterly installments. Mr. Hara also received $25,000 in director fees from Borland Company, Ltd. (Japan) during fiscal year 1996.

  In addition, Eligible Directors receive stock options under the Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides that upon their initial election or appointment to the Board of Directors, Eligible Directors are automatically issued non-statutory options to purchase 30,000 shares of the Company's Common Stock and at every annual meeting of the stockholders of the Company each then-serving Eligible Director will receive an additional option to purchase 7,500 shares. All options granted under the Directors' Plan have a ten-year term and an exercise price equal to 100% of the fair market value on the date of grant. The option may not be exercised until the Eligible Director has served as a member of the Board of Directors for one year from the date the option is granted. Subject to stockholder approval, the Board of Directors has approved amendents to the Directors' Plan which, among other things, would provide a further option of 30,000 shares to an Eligible Director upon his or her election as Chairman of the Board.

  On September 20, 1995, pursuant to the Directors' Plan options were granted to George Hara, David Heller, and Stephen J. Lewis to purchase 7,500 shares of the Company's Common Stock at an exercise price of $ 15.75 per share, the fair market value on the date of grant. On January 2, 1996, upon their appointment to the Board of Directors, the Company granted an initial option to William F. Miller, an Eligible Director and Chairman, and to Harry J. Saal to purchase 60,000 shares and 30,000 shares, respectively, of the Company's Common Stock at an exercise price of $16.25 per share. Of Mr. Miller's option grant, 30,000 shares are subject to stockholder approval of the amendments to the Directors' Plan discussed under Proposal 4.

  The Directors' Plan is discussed in more detail under Proposal 4.

                                  PROPOSAL 2

            APPROVAL OF AN AMENDMENT TO THE COMPANY'S 1990 EMPLOYEE
                              STOCK PURCHASE PLAN

  The Company's 1990 Employee Stock Purchase Plan (the "ESP Plan") was adopted by the Board of Directors in January 1990 and approved by the stockholders in July 1990. A total of 400,000 shares of the Company's Common Stock was initially reserved for issuance thereunder. By subsequent amendment to the ESP Plan, the number of shares reserved for issuance thereunder was increased to 600,000.

PROPOSED AMENDMENT TO THE ESP PLAN

  On April 26, 1996, the Board of Directors approved an amendment to the ESP Plan to further increase the aggregate number of shares of Common Stock authorized for issuance thereunder by 250,000 shares, bringing the total number of shares reserved for issuance under the ESP Plan to 850,000 shares. Proposal 2 seeks stockholder approval of this amendment.

  The Board considers the increase in shares necessary to meet the Company's current needs. The Board further believes that the ESP Plan is an integral part of the Company's benefits program that is intended to provide employees with an incentive to exert maximum effort for the success of the Company and to participate in that success through the acquisition of the Company's Common Stock.

VOTE REQUIRED

  The affirmative vote of the holders of a majority of the Company's Common Stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the amendment to the ESP Plan. The Board recommends that the stockholders vote for approval of this amendment to the ESP Plan. Proxies solicited by the Board will be so voted unless stockholders specify otherwise in those proxies.

             MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

  The essential features of the ESP Plan are outlined below.

Purposes

  The purpose of the ESP Plan is to attract and retain the best available personnel, to provide additional incentives to the employees of the Company and its subsidiaries, to promote the success of the Company's business, and to enable the employees to share in the growth and prosperity of the Company by providing them with an opportunity to purchase stock in the Company on favorable terms through payroll deductions.

Administration

  The ESP plan is administered by the Board of Directors which may delegate administration of the ESP Plan to a Committee composed of not less than three members of the Board of Directors. The Board has delegated its authority to administer the ESP Plan to the Compensation Committee of the Board of Directors. Members of the Compensation Committee are ineligible to participate under the ESP Plan. All questions of interpretation of the ESP Plan are determined in the sole discretion of the Compensation Committee, and its determinations are final and binding upon all participants.

Eligibility

  Any person who is employed by the Company (or any of its majority-owned subsidiaries) at least 20 hours per week and more than five months in a calendar year, with the exception of College Interns, as that term is defined by the Compensation Committee, is eligible to participate in the ESP Plan, provided that the employee is employed on the first day of an offering period and subject to certain limitations imposed by section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code"). As of April 19, 1996, there were approximately 937 employees eligible to participate in the ESP Plan, of whom approximately 223 were participants.

Offering Period

  The ESP Plan is implemented by establishing offering periods. Generally, there is one offering during each six-month period of the ESP Plan with offering periods commencing on April 1 and October 1 of each year. The Board of Directors may alter the duration of the offering periods without stockholder approval.

Purchase Price

  The purchase price per share at which shares are sold under the ESP Plan is 85% of the lower of the fair market value of the Company's Common Stock (a) on the date immediately preceding the date an option is granted or (b) on the date immediately preceding the date of purchase. The determination of the fair market value of the Common Stock on the grant date is based upon the closing price listed on a stock exchange or on the NASDAQ National Market System as of such date or the immediately preceding trading day, if the applicable valuation date is not a trading date.

Payment of Purchase Price; Payroll Deductions

  The purchase price of the shares is accumulated by payroll deductions during the offering period. The ESP Plan provides that the aggregate of such payroll deductions during the offering period shall not exceed fifteen percent (15%) of a participant's eligible compensation. Eligible compensation is interpreted to mean total compensation, including bonuses and commissions, but excluding special payments (such as moving expenses) and income with respect to stock options or other stock purchases. Payroll deductions generally commence on the first payday following the offering date, and continue at the same rate until the last payday of the offering period unless sooner terminated as provided in the ESP Plan.

Purchase of Stock; Exercise of Option

  The maximum number of shares placed under option to a participant in an offering is that number determined by dividing the amount of the participant's total payroll deductions which are accumulated during the offering period (not to exceed an amount equal to 15% of the participant's actual eligible compensation during the offering period) by the lower of 85% of the fair market value of the Common Stock at the beginning or the end of the offering period, and subject to the further limitation that the number of shares subject to any option granted to an employee shall not exceed the maximum number of shares set by the Board of Directors prior to the beginning of the offering period.

  Notwithstanding the foregoing, no employee will be permitted to subscribe for shares under the ESP Plan if, immediately after the grant of the option, the employee would own 5% or more of the voting power or value of all classes of stock of the Company or of a parent or of any of the subsidiaries (including stock which may be purchased under the ESP Plan or pursuant to other options), nor shall any employee be granted an option which would permit the employee to accrue at a rate in excess of $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) per calendar year.

Withdrawal

  A participant's interest in a given offering may be terminated in whole, but not in part, by signing and delivering to the Company a notice of withdrawal from the plan. Such withdrawal may be elected at any time prior to the end of the applicable offering period. Any withdrawal by a participant of accumulated payroll deductions for a given offering automatically terminates such participant's participation in that offering. The failure to remain in the continuous employ of the Company for at least 20 hours per week during an offering period will be deemed a withdrawal from that offering. In the event of withdrawal, payroll deductions will be returned to a participant, without interest.

Capital Changes

  In the event any change is made in the Company's capitalization, such as a stock split or stock dividend, which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustments will be made by the Board of Directors in the shares subject to purchase under the ESP Plan and in the purchase price per share.

Non-Assignability

  No rights or accumulated payroll deductions of a participant under the ESP Plan may be pledged, assigned, or transferred for any reason and any such attempt may be treated by the Company as an election to withdraw from the ESP Plan.

Amendment and Termination of the Plan

  The Board of Directors may at any time amend or terminate the ESP Plan, except that such termination shall not affect options previously granted nor may any amendment make any change in an option granted prior thereto which adversely affects the rights of any participant. No amendment may be made to the ESP Plan without prior approval of the stockholders of the Company if such amendment would increase the number of shares reserved under the plan, materially modify the eligibility requirements, or materially increase the benefits which may accrue under the plan.

Federal Tax Information

  The following is only a summary of the effect of federal income tax laws upon the participant and the Company with respect to the shares purchased under the ESP Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside. Each participating employee is encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the ESP Plan.

  The ESP Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESP Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will be subject to tax and the amount of tax will depend upon the holding period. If the shares are sold or otherwise disposed of by the participant more than two (2) years after the date of option grant (the beginning of the offering period) and at least one (1) year after the date of option exercise (the date on which the shares were purchased by the participant), the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) the excess of the fair market value of the shares on the purchase date and the purchase price will be treated as ordinary income, and any further gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any further gain or loss will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above and subject to the limitation on deductability set forth in Section 162 (m) of the Code. Under current law, the maximum marginal rate at which ordinary income is taxed to individuals is 39.6% and the maximum rate at which long-term capital gains are taxed is 28%. Capital gains may be offset against capital losses and up to $3,000 of capital losses may be offset annually against ordinary income.

  Special considerations apply to optionees who are reporting persons for purposes of Section 16 (a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and such optionees should consult with their tax and/or legal advisors with respect to the treatment of such options.

Participation in the Purchase Plan

  Participation in the ESP Plan is voluntary and is dependent on each eligible employee's election to participate and his or her respective determination as to the level of payroll deductions. Accordingly, future purchases under the plan are not determinable. The following table sets forth information with respect to shares purchased under the ESP Plan during the last fiscal year by
(i) the executive officers named in the Summary Compensation table (the "Named Officers"), (ii) all current executive officers as a group, and (iii) all other employees as a group who participated in the ESP Plan.

                             AMENDED PLAN BENEFITS

                       1990 EMPLOYEE STOCK PURCHASE PLAN

   NAME OF INDIVIDUAL OR          AGGREGATE NUMBER OF AGGREGATE DOLLAR VALUE AT
   IDENTITY OF GROUP               SHARES PURCHASED      EXERCISE DATE($)(1)
   ---------------------          ------------------- -------------------------
   Frank Vaculin................          1,410              $   22,403
    Vice President and General
    Manager of Desktop Lan Tools
   All current executive
    officers as a group (7
    persons)....................          1,410              $   22,403
   All other employees as a
    group.......................        104,343              $1,676,130

- --------
(1) Dollar value is based on the closing price listed on the NASDAQ National Market System on the exercise date.

                                  PROPOSAL 3

                   APPROVAL OF AN AMENDMENT TO THE COMPANY'S
                            1992 STOCK OPTION PLAN

  The 1992 Stock Option Plan (the "1992 Plan") was adopted by the Board of Directors and approved by the stockholders in 1992 and 2,500,000 shares of the Company's Common Stock were reserved for issuance thereunder.

  Stock options play a key role in the Company's ability to recruit, reward and retain executives and key employees. Technology companies have historically used stock options as an important part of recruitment and retention packages. The Company competes directly with other technology companies for experienced executives and engineers and must be able to offer comparable packages to attract and retain the caliber of individual the Company believes is necessary to provide the growth that shareholders desire. The ability to attract and retain key employees of the Company by providing ongoing incentives and to maintain an option pool for use in future recruiting is vital to the Company's growth.

PROPOSED AMENDMENT TO THE 1992 PLAN

  On June 13, 1996, the Board of Directors approved an amendment increasing the number of shares of Common Stock reserved for issuance under the 1992 Plan by 1,000,000 shares, bringing the number of shares reserved for issuance under the 1992 Plan to 3,500,000 shares. Proposal 3 seeks stockholder approval of this amendment.

VOTE REQUIRED

  The affirmative vote of the holders of a majority of the Company's Common Stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the amendment to the 1992 Plan. The Board recommends that the stockholders vote for approval of this amendment to the 1992 Plan. Proxies solicited by the Board will be so voted unless stockholders specify otherwise in those proxies.


             MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

  The essential features of the 1992 Plan are outlined below.

Purposes

  The purpose of the 1992 Plan is to advance the interests of the Company and it stockholders by providing a means by which the Company and its Subsidiaries shall be able to attract and retain qualified employees and consultants and provide such individuals with an opportunity to participate in increases in value of the Company which their effort, initiative and skill have helped produce.

Administration

  The 1992 Plan is administered by the Board which has the authority to determine the persons to whom options are granted, the number of shares covered by each option, the type of option, the times at which an option may be exercised, the exercise price, the method of payment and certain other terms. The Board may delegate the administration of the 1992 Plan to a committee composed of not less than three members of the Board, none of whom is eligible to participate in the 1992 Plan while serving on the Committee. The interpretations and construction of any provision of the 1992 Plan is within the sole discretion of the Board or its committee, whose determination is final and binding. The Board has delegated its authority to administer the 1992 Plan to the Compensation Committee.

Eligibility

  The 1992 Plan provides that options may be granted to any person, including officers and directors, employed by the Company or its majority-owned subsidiaries and to consultants to the Company. The Compensation Committee selects the optionees and determines the number of shares to be subject to each option granted under the 1992 Plan. In making such determination, the Compensation Committee considers the duties and responsibilities of the employee, the value of the employee's services, his or her present and potential contributions to the success of the Company and other relevant factors. As of April 19, 1996, there were approximately 937 employees currently eligible to participate in the 1992 Plan, and approximately 306 employees and one consultant holding outstanding options under the 1992 Plan.

Terms of Options

  Options granted under the 1992 Plan may be either incentive stock options ( "ISOs") as defined in Section 422A of the Code or nonstatutory stock options ("NSOs") and become exercisable in accordance with terms established at the time of grant. Subject to the provisions of the 1992 Plan, all options granted are exercisable on such terms and conditions as the Compensation Committee determines. Each option is evidenced by a stock option agreement between the Company and the optionee setting forth the terms and conditions of the option. The term of an option granted under the plan may not exceed ten years. The maximum term of ISOs granted to holders of more than 10% of the outstanding stock of the Company is five years. Each Option becomes exercisable in installments as approved by the Compensation Committee, and may be exercised on a cumulative basis at any time before expiration. The Company's current standard form of stock option agreement provides for the vesting of the shares subject to the option over a four-year period with one-quarter vesting one year following the date of grant and the remainder vesting on a daily basis over the succeeding three-year period. The Compensation Committee may at any time or from time to time accelerate the vesting of any outstanding option. The Company has however, from time to time, granted options with vesting schedules that are different from the standard vesting described above.

  The exercise price for incentive stock options may not be less than 100% of the fair market value of a share of the Company's common stock on the date of grant. If the Optionee, at the time an ISO is granted, owns stock possessing more than 10% of the total voting power of all classes of stock, the exercise price may not be less than 110% of the fair market value on the date of grant. The exercise price for nonstatutory options granted under the 1992 Plan may not be less than 85% of the fair market value of a share of the Company's common stock on the date of grant. Although the 1992 Plan allows for the grant of nonstatutory options at 85% of the fair market value on the date of grant, the Compensation Committee has never granted nonstatutory options at less than 100% of fair market value on the day of grant. The Compensation Committee currently has no intent of granting nonstatutory options at less than 100% of fair market value on the day of grant. The 1992 Plan permits the payment of the exercise price in cash or other property acceptable to the Compensation Committee (including shares of the Company's stock).

  The 1992 Plan provides that options are nonassignable and nontransferable, other than by will or the laws of descent and distribution, and may be exercised only by the employee while he or she is employed by the Company, or within three months after termination of employment, or within 12 months following termination of employment due to a permanent and total disability, or by the employee's estate within 12 months after his or her death, provided that such options were exercisable on the date of death or termination of employment. An employee who is "discharged for cause" including, but not limited to, conviction of a felony, damage to the Company and gross negligence, must exercise options within 30 days of discharge.

Capital Changes

  The 1992 Plan provides for appropriate adjustments of the number of shares subject to outstanding options, the exercise price thereof, and the number of shares available for future grants, in the event the Company's shares are changed by reason of a subdivision or consolidation of shares, stock split, or other similar corporate transaction. If the Company merges with or into another corporation, and is not the surviving corporation, and each outstanding option under the 1992 Plan is not assumed by the continuing or surviving corporation, then each option will terminate immediately prior to the consummation of such transaction.

Amendment and Termination of the 1992 Plan

  The 1992 Plan terminates on July 20, 2002, or the date when all shares subject to, or which may become subject to, the 1992 Plan have been purchased under options granted under the 1992 Plan, whichever is earlier, and no further awards of options may be made after that date. However, all options granted under the 1992 Plan will remain in effect until such options have been satisfied by the issuance of shares or terminated in accordance with the 1992 Plan.

  The Board may from time to time suspend, terminate, or amend the 1992 Plan in any respect; provided, however, that the Board may not, without the consent of the optionee, amend any outstanding option, or without the approval of the stockholders, increase the number of shares subject to the plan, materially increase the benefits accruing to participants under the 1992 Plan or materially modify the requirements as to eligibility for participation in the 1992 Plan.

Federal Income Tax Information

  The following is only a summary of the effect of federal income tax laws upon the participant and the Company with respect to stock options granted under the 1992 Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside. Each participating employee is encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the 1992 Plan.

  If an option granted under the 1992 Plan is an ISO, an optionee will recognize no income upon grant and will incur no tax upon exercise of an ISO unless the optionee is subject to alternative minimum tax. If the optionee holds the shares purchased upon exercise of the ISO for more than one (1) year after the date the option was exercised and for more than two (2) years after the option grant date, the optionee will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO shares.

  If the optionee disposes of the ISO shares prior to the expiration of either required holding period, as described above ("a disqualifying disposition"), then gain realized upon such disposition, up to the difference between the option exercise price and the fair market value of the ISO shares on the date of exercise (or, if less, the amount realized upon the sale of such ISO shares), will be treated as ordinary income. Any additional gain will be long-term or short-term capital gain, depending upon the amount of time the ISO shares were held by the optionee. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the optionee. A different rule for measuring ordinary income upon such a disqualifying disposition may apply if the optionee is an officer, director or 10% stockholder of the Company.

  If the optionee is subject to alternative minimum tax then the difference between the exercise price and fair market value of the ISO shares on the date of exercise is an adjustment to income for purposes of the alternative minimum tax ("AMT"). The AMT (imposed to the extent it exceeds the taxpayer's regular tax) is currently 26% of an individual taxpayer's alternative minimum taxable income (28% percent in the case of alternative minimum taxable income in excess of $175,000). Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items and reducing this amount by the applicable exemption amount ($45,000 in the case of a joint return, subject to reduction under certain circumstances). If a disqualifying disposition of the ISO shares occurs in the same calendar year as the exercise of the ISO, there is no ATM adjustment with respect to those ISO shares. Also, upon a sale of ISO shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO shares at exercise over the amount paid for the ISO shares. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an ISO regardless of the applicability of the alternative minimum tax.

  If an option granted under the 1992 Plan is a nonstatutory option, an optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income measured by the excess of the fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax witholding by the Company. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired, the date of taxation may be deferred unless the optionee files an election with the Internal Revenue Service under Section 83(b) of the Code within 30 days after the date of exercise. Upon resale of such shares by the optionee, any difference between the sale price and the purchase price, to the extent not recognized as ordinary income as provided above, will be treated as long-term or short-term capital gain or loss, depending on the holding period. The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

  Special considerations apply to optionees who are reporting persons for purposes of Section 16 (a) of the Exchange Act and such optionees should consult with their tax and or legal advisors with respect to the treatment of such options.

Participation in the 1992 Plan

  The grant of options and stock purchase rights under the 1992 Plan to eligible employees and consultants, including the Named Officers, is currently subject to the discretion of the Compensation Committee. As of the date of this proxy statement, there has been no determination by the Compensation Committee with respect to future awards under the 1992 Plan. Accordingly, future awards are not determinable. Non-employee directors are not eligible to participate in the 1992 Plan. The following table sets forth information with respect to options granted under the 1992 Plan during the last fiscal year to
(i) all current executive officers as a group and (ii) to all other employees as a group. No Named Officer received options granted under the 1992 Plan during the last fiscal year. The term of all options outstanding under the 1992 Plan is ten years from date of grant.

                             AMENDED PLAN BENEFITS

                       1992 EMPLOYEES STOCK OPTION PLAN

                                                   NUMBER
     NAME OF INDIVIDUAL OR                           OF
     IDENTITY OF GROUP                             SHARES  EXERCISE PRICE(US$)
     ---------------------                         ------- --------------------
     All current executive officers as a group (7
      persons).................................... 155,000 $16.875  -- $19.0625
     All other employees as a group............... 208,900 $14.4375 -- $18.375

                                  PROPOSAL 4

                    APPROVAL OF AMENDMENTS TO THE COMPANY'S
                   NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

  The Non-Employee Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors in October 1991 and approved by stockholders in September 1992. A total of 250,000 shares of the Company's Common Stock were reserved for issuance thereunder.

PROPOSED AMENDMENT TO THE DIRECTORS' PLAN

  On December 22, 1995, the Board of Directors authorized and approved amendments to the Directors' Plan providing for (a) an increase in the number of shares of Common Stock reserved for issuance under the Directors' Plan by an additional 250,000 shares, bringing the total number of shares reserved for issuance under the Directors' Plan to 500,000 and (b) the grant, upon election of a Non-Employee Director as Chairman of the Board of the Company, to such person a further option for the purchase of 30,000 shares. Proposal 4 seeks stockholder approval of these amendments to the Directors' Plan.

VOTE REQUIRED

  The affirmative vote of the holders of a majority of the Company's Common Stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the amendments to the Directors' Plan. The Board recommends that the stockholders vote for approval of the amendments to the Directors' Plan. Proxies solicited by the Board will be so voted unless stockholders specify otherwise in those proxies.

             MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

  A summary of the principal provisions of the Directors' Plan are set forth below:

Purpose

  The purpose of the Directors' Plan is to secure for the Company and its stockholders the benefits of the incentive inherent in increased Common Stock ownership by the members of the Board who are not employees of the Company or any of its subsidiaries.

Administration

  The Directors' Plan is designed to work automatically. However, the Board of Directors will provide administration when necessary or the Board may delegate the administration of the Directors' Plan to a committee of the Board. The Board has appointed the Compensation Committee to administer the Directors' Plan. No discretion concerning decisions regarding the Directors' Plan is afforded to any person who is not a "disinterested" person under Rule 16b-3 under the Exchange Act. The interpretation and construction of any provision of the Directors' Stock Option Plan by the Compensation Committee is final and conclusive. Members of the Board receive no additional compensation for their services in connection with the administration of the Directors' Plan.

Eligibility

  The Directors' Plan provides for the grant of nonstatutory stock options to non-employee directors of the Company. Each such director is granted an option to purchase 30,000 shares of Common Stock upon the date on which such person first becomes a director, whether through election by the stockholders or appointment by the Board to fill a vacancy. On the date of the Annual Meeting, each non-employee director will be granted an option to purchase an additional 7,500 shares of Common Stock. The Directors' Plan provides for neither a maximum nor a minimum number of option shares that may be granted to any one non-employee director, but does provide restrictions on the number of shares which may be included in any grant and the method of making a grant.

Terms of Options

  Each option is evidenced by a stock option agreement between the Company and the optionee setting forth the terms and conditions of the option. The term of an option granted under the plan may not exceed ten years. The option becomes fully vested if the director continues in office for one year from the date the option was granted.

  The exercise price for nonstatutory options granted under the Directors' Plan shall be the fair market value of a share of the Company's Common Stock on the date of grant. The Directors' Plan permits the payment of the exercise price in cash, in exchange for other shares of the Company's stock, by promissory note or other property acceptable to the Board.

  The Directors' Plan provides that options are nonassignable and nontransferable, except pursuant to a qualified domestic relations order or by will or the laws of descent and distribution, and may be exercised only by the optionee. If the optionee ceases to be a Director for any reason other than his or her death or disability, the optionee shall have the right to exercise any option held at any time within six months after the date he or she ceases to be a Director as to all or part of the shares that the optionee was entitled to exercise at the date of such termination. In the event of the death of an optionee, the option may be exercised at any time within five years after death, but only to the extent that the option would have been exercisable at the time of death. If an optionee is unable to continue his or her service as a director of the Company as a result of his or her total and permanent disability, the option may be exercised at any time within one year after the date of his or her termination, but only to the extent he or she was entitled to exercise it at the date of such termination.

Capital Changes

  The Directors' Plan provides for appropriate adjustments of the number of shares subject to outstanding options, the exercise price thereof, and the number of shares available for future grants, in the event the Company's shares of Common Stock are changed by reason of a subdivision or consolidation of shares, stock split, or other similar corporate transaction.

Amendment and Termination of the Directors' Plan

  The Directors' Plan terminates on October 24, 2001, or the date when all shares subject to or which may become subject to the Directors' Plan have been purchased under options granted under the Directors' Plan, whichever is earlier, and no further awards of options may be made after that date. However, all options granted under the Directors' Plan will remain in effect until such options have been satisfied by the issuance of shares or terminated in accordance with the Directors' Plan.

  The Board may amend, alter, suspend or discontinue the Directors' Plan at any time, but such amendment, alteration, suspension or discontinuation shall not adversely affect any stock options then outstanding under the Directors' Plan, without the optionee's consent. Stockholder approval is required for any amendment to the Directors' Plan which would increase the number of shares reserved under the plan, materially modify the eligibility requirements or materially increase the benefits which may accrue under the plan. Except as otherwise may be required under applicable tax, securities or corporate law, other amendments may be adopted solely with the approval of the Board.

Federal Income Tax Information

  The following is only a summary of the effect of federal income tax laws upon the participant and the Company with respect to stock options granted under the Directors' Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside. Each participating employee is encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the Directors' Plan.

  Options granted under the Directors' Plan are nonstatutory options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income measured by the excess of the fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax witholding by the Company. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired, the date of taxation may be deferred unless the optionee files an election with the Internal Revenue Service under Section 83(b) of the Code within 30 days after the date of exercise. Upon resale of such shares by the optionee, any difference between the sale price and the purchase price, to the extent not recognized as ordinary income as provided above, will be treated as long-term or short-term capital gain or loss, depending on the holding period. The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

Participation in the Directors' Plan

  The grant of options under the Directors' Plan is determined by the Directors' Plan with respect to automatic options and is subject to the individual director's election, appointment or re-election to the Board. Only non-employee directors are eligible to participate in the Directors' Plan. The following table sets forth information with respect to options which would be granted under the Directors' Plan during the current fiscal year to the non-employee directors. The term of all options outstanding under the Directors' Plan is ten (10) years from date of grant.

                             AMENDED PLAN BENEFITS

                   NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

   NAME OF INDIVIDUAL OR                          NUMBER OF SHARES TO BE GRANTED
   IDENTITY OF GROUP                                  AT 1996 ANNUAL MEETING
   ---------------------                          ------------------------------
   William F. Miller............................              15,000
    Chairman
   George Hara..................................               7,500
   David Heller.................................               7,500
   Philippe Kahn................................               7,500
   Stephen J. Lewis.............................               7,500
   Harry J. Saal................................               7,500
   All current non-employee directors as a group
    (6 persons).................................              52,500

- --------
(1) The exercise price for the options to be granted on the date of the 1996 Annual Meeting will be determined on the date of the 1996 Annual Meeting.

                                  PROPOSAL 5

                            APPOINTMENT OF AUDITORS

  The Board of Directors has appointed Price Waterhouse LLP, independent accountants, to audit the Company's consolidated financial statements for the fiscal year ending March 31, 1997 and recommends that stockholders vote for the ratification of such appointment. A representative of Price Waterhouse LLP will be present at the Annual Meeting and will be available to respond to stockholders' questions and to make a statement if he or she desires to do so.

  The affirmative vote of the holders of a majority of the Company's Common Stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Price Waterhouse LLP.

              MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 5

                            ADDITIONAL INFORMATION

EXECUTIVE OFFICERS

  Officers are appointed annually by the Board of Directors and serve at the discretion of the Board of Directors. Set forth below is information regarding the current executive officers of the Company who are not directors of the
Company:

           NAME           AGE                      POSITION
           ----           ---                      --------
 Michael Greenbaum.......  54 Vice President and General Manager of
                              Client/Server Development Tools and Corporate
                              Marketing
 Paul H. Gross...........  35 Senior Vice President, Research and Development
 William H. Jordan.......  42 Vice President, Business Development
 Robert H. Kohn..........  39 Senior Vice President, Corporate Affairs and
                              Secretary
 David McGlaughlin.......  58 Vice President, International Sales and
                              Operations
 David Mullin............  43 Vice President and Chief Financial Officer
 Frank Vaculin...........  38 Vice President and General Manager of Desktop and
                              PC-LAN Development Tools

  Mr. Greenbaum joined the Company in March 1996 as Vice President of Marketing and General Manager of the Client/Server Development Tools Group. Prior to joining the Company, Mr. Greenbaum spent two years with Bell Atlantic Corporation, a communications company, where he was Vice President of Media Ventures and Vice President of Business Development for Small Business Services. Before joining Bell Alantic, Mr. Greenbaum spent ten years with Prodigy, an on-line network company, in a variety of general management and marketing roles.

  Mr. Gross joined the Company in 1989 as Product Manager for Turbo C++ and the Paradox Engine and became the Director of Languages R&D in December 1992. In August 1993, Mr. Gross was appointed Vice President and General Manager of the Languages Division. In January 1995, Mr. Gross was appointed Vice President of Research and Development and was designated as an executive officer of the Company in June 1995. In August 1995, Mr. Gross was appointed Senior Vice President of Research and Development. Prior to joining the Company, Mr. Gross held positions in product management, sales and software development at Gold Hill Computers, a software development company, and Infocom, a software development company.

  Mr. Jordan joined the Company in September 1990 as OEM Account Manager and was appointed Director of Business Development in May 1992. He was appointed Senior Director of Business Development in August 1993. Mr. Jordan was appointed Vice President of Business Development in October 1993 and was designated as an executive officer of the Company in June 1995. Prior to joining the Company, Mr. Jordan held a variety of management positions with Microrim, Inc., a software development company, and Ashton-Tate Corporation, a software development company.

  Mr. Kohn joined the Company in March 1987 as General Counsel, was appointed Assistant Secretary in January 1988, Vice President, Corporate Affairs and Secretary in July 1988 and Senior Vice President in April 1994.

  Mr. McGlaughlin joined the Company in October 1991 as Country Manager of Borland Canada Software, Inc. In July 1994, Mr. McGlaughlin was appointed Vice President of InterContinental Subsidiaries and, in December 1994, Vice President of International Sales and Operations. Mr. McGlaughlin was designated an executive officer of the Company in June 1995. Prior to joining the Company, Mr. McGlaughlin was President of Ashton-Tate Canada, a software development company.

  Mr. Mullin joined the Company in December 1995 as Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Mullin served in a variety of positions for five years with Conner Peripherals, Inc., a manufacturer of computer peripherals, most recently serving for two years in three concurrent positions; Chief Financial Officer of Arcada Software Inc., a majority-owned subsidiary; director of Corporate Financial Planning and Analysis, and group controller of the Storage Systems Business. Mr. Mullin also served Conner Peripherals as assistant corporate controller. Prior to joining Conner Peripherals, Mr. Mullin was manager of Financial Planning and Analysis at Sun Microsystems, Inc.

  Mr. Vaculin joined the Company in October 1993 as Senior Director of Channel Sales. In March 1994, Mr. Vaculin was appointed Vice President, U.S. Sales, Technical Support and Customer Service and was designated an executive officer of the Company in June 1995. In April 1996, Mr. Vaculin was appointed Vice President and General Manager of Desktop Lan Tools. Prior to joining the Company, Mr. Vaculin served as Senior Director of Software Sales for Electronics For Imaging, a hardware and software development company. Between 1987 and 1993 Mr. Vaculin held a variety of positions with Software Publishing Corporation, including management positions in marketing and sales, most recently as Director of Developer and Solutions Marketing and Operations.

RECENT DEVELOPMENTS

  On July 1, 1996, Mr. Wetsel resigned as President, Chief Executive Officer and Director of the Company. The Company has initiated a search for a Chief Executive Officer. Dr. William F. Miller, Chairman of the Company's Board of Directors will serve as acting Chief Executive Officer until a replacement for Mr. Wetsel is appointed. In addition, as an interim measure, the Company has created an office of the President, reporting to Dr. Miller and consisting of the following senior officers of the Company: Paul Gross, Senior Vice President, Research and Development; Michael Greenbaum, Vice President of Marketing and General Manager of Client/Server Tools; and David McGlaughlin, Vice President, International Sales and Operations.

             SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND
                           CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's Common Stock as of June 28, 1996 (i) by each person (or group of affiliated persons) who is known to the Company to be a beneficial owner of more than five percent (5%) of the Company's outstanding Common Stock, (ii) by each of the Company's directors,
(iii) by each of the Company's four other most highly compensated executive officers at March 31, 1996; and (iv) by all such directors and current executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

                                                       NUMBER OF SHARES
                                                         BENEFICIALLY
   NAME                                                     OWNED       PERCENT
   ----                                                ---------------- -------
   Merrill Lynch & Co., Inc. (1)......................    3,281,095      10.5%
   Friese Associates, Inc. (2)........................    2,000,000       6.4%
   William F. Miller (3)..............................          --         *
   George Hara (3)(4).................................       52,500        *
   David Heller (3)(5)................................      142,507        *
   Philippe Kahn (3)(6)...............................      291,773        *
   Stephen J. Lewis (3)(7)............................       37,500        *
   Harry J. Saal (3)..................................          --         *
   Paul H. Gross (3)(8)...............................      152,069        *
   David McGlaughlin (3)(9)...........................       22,308        *
   Frank Vaculin (3)(10)..............................       24,482        *
   Robert H. Kohn (3)(11).............................      161,272        *
   All directors and executive officers as a group
    (12) (13 persons).................................      926,088       3.0%

- --------
 *  Less than 1%

 (1) Information is based on a Schedule 13G filing dated June 10, 1996. Number of shares which may be deemed beneficially owned includes shares held by various funds related to or managed by Merrill Lynch & Co., Inc. The address of Merrill Lynch & Co., Inc. is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281.

 (2) Information is based on a Schedule 13G filing dated February 5, 1996. The address of Friese Associates, Inc. is 350 Broadway, Jackson, Wyoming 83001.

 (3) The person indicated is an executive officer or director of the Company.

 (4) Includes options exercisable within 60 days of June 28, 1996 to acquire 52,500 shares.

 (5) Includes options exercisable within 60 days of June 28, 1996 to acquire 142,507 shares.

 (6) Includes options exercisable within 60 days of June 28, 1996 to acquire 291,773 shares.

 (7) Includes options exercisable within 60 days of June 28, 1996 to acquire 37,500 shares.

 (8) Includes options exercisable within 60 days of June 28, 1996 to acquire 152,069 shares.

 (9) Includes options exercisable within 60 days of June 28, 1996 to acquire 22,308 shares.

(10) Includes options exercisable within 60 days of June 28, 1996 to acquire 23,072 shares.

(11) Includes options exercisable within 60 days of June 28, 1996 to acquire 158,432 shares.

(12) Includes options exercisable within 60 days of June 28, 1996 to acquire 921,591 shares. Excludes shares beneficially owned by Gary A. Wetsel, former Chief Executive Officer.

COMPENSATION COMMITTEE REPORT

  The following is the Report of the Compensation Committee of the Company, describing the compensation policies and rationale applicable to the Company's executive officers with respect to compensation paid to such executive officers for the fiscal year ended March 31, 1996. The information contained in this report shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

  The Compensation Committee of the Board of Directors determines the compensation of the Company's executive officers. The Compensation Committee is composed of three members of the Board of Directors who are not employees of or consultants to the Company. The annual compensation of the Company's executive officers principally consists of a combination of salary, bonuses, and stock options. The Compensation Committee takes into consideration a variety of factors in determining the compensation packages for executive officers, including how compensation compares to that paid by competing companies, and the performance of each executive and the Company as a whole. From time to time the Compensation Committee uses the services of outside consulting firms for additional information regarding competitive pay practices.

General Philosophy

  The Company's position remains unchanged from recent years as the Company continues to be under extreme pressure regarding the hiring and retention of employees. In many cases, the Company must compete for employees directly against some of the largest and most successful companies in the industry, such as Microsoft and Oracle Corporation. In other cases, the Company competes against rapidly growing small public companies or private companies which can offer stock to employees at relatively low prices. As a result, the Company must offer compensation arrangements competitive to these companies.

  The Compensation Committee continues to rely heavily on stock option grants as the best mechanism to retain and motivate executives and key employees, while aligning their interests with the interests of stockholders generally. The Company also uses cash bonus plans to incentivize and reward individual performance.

President

  Gary Wetsel, the Company's former President, was compensated during fiscal year 1996 pursuant to a pre-existing employment agreement.

Deduction Limit For Executive Compensation

  Section 162(m) of the Internal Revenue Code limits federal income tax deductions for compensation paid to the Chief Executive Officer and the four other most highly compensated officers of a public company to $1 million per year, subject to an exception for performance based compensation arrangements which satisfy certain conditions. The Compensation Committee has not yet made any decisions as to whether any modifications of compensation arrangements are necessary or appropriate. However, in approving the amount and form of compensation for Company executives, the Compensation Committee will continue to consider all elements of cost to the Company of providing such compensation, including the potential impact of Section 162(m).

  Overall, the Compensation Committee believes the compensation arrangements for executives serve the long term interests of the Company and its stockholders and that, in particular, grants of stock options are necessary to retain and attract key executives. Nonetheless, as noted above, the Compensation Committee intends to continue to review and analyze its policies in light of the performance of the Company and the environment in which it competes for executives and to retain outside compensation consultants from time to time to assist the Compensation Committee in such review and analysis.

                                          By the Compensation Committee

                                          George Hara
                                          David Heller
                                          Stephen J. Lewis

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  As indicated above, the Compensation Committee during fiscal year 1996 consisted of George Hara, David Heller and Stephen J. Lewis, none of whom are, or have been at any time, officers or employees of the Company. No executive officer of the Company served as a member of a compensation committee or board of directors of any other entity which has an executive officer serving as a member of the Company's Board of Directors or Compensation Committee.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

  The following table shows for fiscal 1996, 1995, and 1994 certain compensation, including salary, bonuses, stock options, and certain other compensation, paid by the Company to its Chief Executive Officer, and its four other most highly compensated executive officers at March 31, 1996, while serving in their capacities as executive officers, collectively, (the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                   COMPENSATION
                                                                                   ------------
                                                                                      AWARDS
                                                    ANNUAL COMPENSATION            ------------
                                       ------------------------------------------  # OF STOCK
   NAME AND PRINCIPAL                                              OTHER ANNUAL     OPTIONS      ALL OTHER
        POSITION                       YEAR SALARY($) BONUS($)    COMPENSATION($)   GRANTED     GROUPS($)(1)
   ------------------                  ---- --------- --------    --------------- ------------  ------------
Gary A. Wetsel (2)..................   1996 $285,538  $99,300                           --         $2,365
 Former President and                  1995  100,000  245,000(3)         --         450,000           577
 Chief Executive Officer

David McGlaughlin (4)...............   1996  185,513  107,209         21,639(5)         --            --
 Vice President, International
Sales and Operations

Paul H. Gross (4)...................   1996  209,615   74,250         24,966(6)      75,000         2,296
 Senior Vice President,
 Research and Development

Frank Vaculin (4)...................   1996  164,711  100,000                           --          1,233
 Vice President and General
 Manager of Desktop Lan Tools

Robert H. Kohn......................   1996  200,000   47,639            --             --          1,984
 Senior Vice President,                1995  197,577   40,750            --         227,500(7)      1,864
 Corporate Affairs and Secretary       1994  165,000    8,000            --             --          1,360

- --------
(1) Unless otherwise noted, consists of the Company's matching payments under its 401(k) Plan.

(2) Mr. Wetsel resigned as President and Chief Executive Officer on July 1,
    1996.

(3) Includes a $150,000 relocation bonus.

(4) The person indicated was not an executive officer of the Company during fiscal years 1995 and 1994.

(5) The person indicated is a resident of Canada and an employee of the Company's subsidiary, Borland Canada Software, Inc. Consists of car and housing allowance.

(6) Includes $24,966 of indebtedness forgiven by the Company.

(7) Includes the grant of options in consideration for the cancellation of options.

Stock Option Grants

  During fiscal 1996, only one Named Officer received a stock option grant. The following table shows, as to such Named Officer, information concerning stock options granted during the year ended March 31, 1996.

                              1996 OPTION GRANTS

                                                                          POTENTIAL REALIZED
                                                                           VALUE AT ASSUMED
                                                                      ANNUAL RATES OF STOCK PRICE
                                                                           APPRECIATION FOR
                    INDIVIDUAL GRANTS                                       OPTION TERM(4)
- ----------------------------------------------------------            ---------------------------
                                       % OF TOTAL
                                        OPTIONS
                                       GRANTED TO EXERCISE
                                       EMPLOYEES  OR BASE
                            OPTIONS    IN FISCAL   PRICE   EXPIRATION
          NAME           GRANTED(#)(1)  YEAR(2)    ($/SH)   DATE(3)     5%($)             10%($)
          ----           ------------- ---------- -------- ---------- ---------         ---------
Paul H. Gross...........    75,000(5)    3.523     13.00    8/23/05   1,588,172         2,528,899

- --------
(1) The Company's option plans are currently administered by the Compensation Committee of the Board of Directors. The Committee determines the eligibility of employees and consultants, the number of shares to be granted, and the terms of such grants. All options granted in fiscal year 1996 have an exercise price equal to the fair market value on the date of grant and unless otherwise noted, options vest over a four year period with 25% vesting on the first anniversary of the grant date and 75% vesting daily over three years thereafter or daily over a four year period.

(2) The Company granted options to purchase an aggregate of 2,128,750 shares to all employees and consultants in fiscal 1996.

(3) Options may terminate before their expiration date upon the termination of optionee's status as an employee or consultant or upon the optionee's death or disability.

(4) Under rules promulgated by the SEC, the amounts in these two columns represent the hypothetical gain that would exsist for options in this table based on assumed stock price appreciation from the date of grant until the end of such options' ten-year term at assumed annual rates of 5% and 10%. Annual compounding results in total appreciation of 63% (at 5% per year) and 159% (at 10% per year). If the price of a share of the Company's Common Stock were to increase at such rates from the price at the end of fiscal 1996 ($18.00 per share) over the next 10 years, the resulting stock price at 5% and 10% appreciation would be $22.97 and $29.32, respectively. The 5% and 10% assumed annual rates of appreciation do not represent the Company's estimate or projection of future stock price growth.

(5) The options vest over four years on a daily basis and one-half of the shares not yet vested vest upon acquisition of the Company and termination (other than for cause) of Mr. Gross's employment within six months after such acquisition.

Option Exercises and Holdings

  The following table sets forth, as to the Named Officers, certain information concerning stock options exercised during fiscal year 1996 and the number of shares subject to both exercisable and unexercisable stock options as of March 31, 1996. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company's Common Stock as of March 31, 1996.

      1996 AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

                                                                          VALUE OF
                                                                         UNEXERCISED
                           SHARES                NUMBER OF UNEXERCISED  IN-THE-MONEY
                         ACQUIRED ON    VALUE        STOCK OPTIONS         OPTIONS
          NAME           EXERCISE(#) REALIZED($)   HELD AT FY END(#)   AT FY END($)(1)
          ----           ----------- ----------- --------------------- ---------------
Gary A. Wetsel..........   15,000     $139,375   Exercisable   134,925    $1,216,948
                                                 Unexercisable 300,075     2,711,801
Paul H. Gross...........   40,000      325,894   Exercisable   122,137     1,057,879
                                                 Unexercisable 142,323     1,136,550
David McGlaughlin.......   45,518      384,096   Exercisable     9,694       103,366
                                                 Unexercisable  69,979       740,090
Frank Vaculin...........   43,139      323,522   Exercisable    10,350       111,006
                                                 Unexercisable  71,511       717,118
Robert H. Kohn..........   30,000      302,048   Exercisable   137,471     1,253,604
                                                 Unexercisable  79,029       748,021

- --------
(1) Market value of underlying securities based on the closing price of Company's Common Stock on March 29, 1996 (the last trading day of fiscal
    1996) on the NASDAQ National Market System of $18.00 minus the exercise price.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

  The Company entered into letter agreements dated February 6, 1995 with Messrs. Gross, Jordan, Kohn and Vaculin which provide that in the event that employment is terminated for any reason other than cause between the first and second anniversary of each agreement, each shall be entitled to a severance benefit of six months base salary. The Company's offer letter to Messrs. Greenbaum and Mullin provides that each will be entitled to continue his base salary for six months if his employment with the Company is terminated for any reason other than cause. The Company's offer letter to Mr. McGlaughlin provides that he will be entitled to continue his base salary for one year at the end of his active assignment with the Company.

  On July 1, 1996, Mr. Wetsel resigned as President, Chief Executive Officer and Director of the Company. In connection with his resignation, the Company modified its employment agreement with Mr. Wetsel and paid Mr. Wetsel a one time severance payment of $600,000. Pursuant to the modified agreement, the Company will employ Mr. Wetsel on a full time basis for three months following July 1, 1996 with all compensation included within the one time severance payment of $600,000. Thereafter, for the remaining nine months, the Company will employ Mr. Wetsel part-time at the rate of $5,555 per month. Mr. Wetsel will remain eligible for such general employee benefits as may be provided to employees of the Company during such period and the continued vesting of stock options previously granted to him.

CERTAIN TRANSACTIONS WITH MANAGEMENT

  During fiscal 1996 the Company provided a guaranty to Comerica Bank-California limited to an amount no greater than $550,000, in connection with a bridge loan extended by said bank to Mr. Greenbaum. Mr.

Greenbaum subsequently borrowed $437,430 from said bank. The Company paid Mr. Greenbaum's loan origination fee of $5,000 and pays the interest on the loan. The Company's offer letter to Mr. Greenbaum provides that the Company shall reimburse Mr. Greenbaum up to the lesser of $100,000 or the extent to which the gross proceeds from the sale of his residence in Maryland are less than his basis in such residence.

  Philippe Kahn was employed part-time at an annual salary of $125,000, pursuant to an employment agreement with the Company which expired in January 1996. Pursuant to the employment agreement, Mr. Kahn was eligible for such health insurance (including disability to the extent available to part-time employees) and other related benefits as was provided to employees of the Company during the term of the agreement and the continued vesting of stock options previously granted to him.

  In fiscal 1994, the Company provided Paul Gross, Senior Vice President, Research and Development, with a forgiveable personal loan for the principal sum of $24,963.13 for a term of five and one-half (5 1/2) years (the "First Loan" and with a forgiveable personal loan for the principal sum of $40,000 for a term of six and one-half (6 1/2) years (the "Second Loan"). During fiscal 1996 the largest aggregate amount of indebtedness outstanding under the First Loan and Second Loan was $61,526. As of April 1, 1996, the First Loan has been forgiven in full and a principal balance of $36, 560 remained outstanding under the Second Loan.

PERFORMANCE GRAPH

  The graph below compares the cumulative total stockholder return on the Company's Common Stock from March 1991 to March 1996 compared to the CRSP Total Return Index for NASDAQ Stock Market US Companies and the CRSP Total Return Index for NASDAQ Computer and Data Processing Services Stocks.

  The information contained in the performance graph shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing. The stock price performance on the following graph is not necessarily indicative of future stock price performance.


          COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN AMONG BORLAND, NASDAQ STOCK MARKET--US AND NASDAQ COMPUTER & DP

                        PERFORMANCE GRAPH APPEARS HERE

                             BORLAND        NASDAQ        NASDAQ
Measurement Period           INTERNATIONAL  STOCK MARKET  COMPUTER
(Fiscal Year Covered)        INC.           --US          & DP
- -------------------          ----------     ---------     ----------
Measurement Pt-03/91         $100           $100          $100
FYE 03/92/                   $ 91           $127          $148
FYE 03/93/                   $ 38           $147          $165
FYE 03/94/                   $ 24           $158          $169
FYE 03/95/                   $ 15           $176          $228
FYE 03/96/                   $ 31           $239          $323

- --------

* The graph assumes that $100.00 was invested in the Company's Common Stock and in each index on March 31, 1991. The total return for the Company's Common Stock and the indices used assumes the reinvestment of dividends, even though dividends have not been declared on the Company's Common Stock.

SECTION 16 FILINGS

  Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and NASDAQ. Directors, executive officers, and greater than ten percent holders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received or written representations from certain reporting persons, the Company believes that, during fiscal 1996, all filing requirements under Section 16(a) applicable to its directors and executive officers were met.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters which may come before the Annual Meeting. If any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their best judgment on such matters.

                                 ANNUAL REPORT

  The Company's Annual Report on Form 10-K for the year ended March 31, 1996 is being mailed to the Company's stockholders herewith.

  The Board of Directors hopes that stockholders will attend the Annual Meeting. Whether or not you plan to attend, you are urged to complete, sign, and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the Annual Meeting, and your cooperation will be appreciated. Stockholders who attend the Annual Meeting may vote their shares personally even though they have sent in their proxies.

                                          By Order of the Board of Directors



                                          /s/ ROBERT H. KOHN
                                          ----------------------------
                                          ROBERT H. KOHN, Secretary

Scotts Valley, CA
August 5, 1996

                            [LETTERHEAD OF BORLAND]

August 5, 1996

Dear Stockholders:

  During fiscal 1996, the Company continued to make progress in the strategic direction the Company first announced in January 1995. During the year, we continued to focus on the mission to provide technology and services that serve software developers in the client/server and Internet/Intranet markets. The transition to our new strategy has been challenging and we are continuing to make adjustments in our business model. Our goal is to best position the Company to take advantage of what we believe will be a high growth market in client/server and Internet-based development.

  During fiscal 1996, we successfully initiated the first step of our developer focused strategy by introducing a new product, called Delphi, now the industry's highest-performance visual Rapid Application Development (RAD) tool. Since the product was released in February 1995, we have sold more than 450,000 units, making it the number two market leader in the Rapid Application Development tools market. Delphi Client/Server Suite, our high-end Delphi package, has gained significant market adoption among many Fortune 1000 and government organizations. Delphi has received strong recognition and won numerous awards. For example, in a readership survey by Computerworld magazine, Delphi Client/Server was rated the number one application development tool for overall customer satisfaction among client/server customers. We believe that the success of Delphi will open new doors for Borland in the client/server marketplace.

  Continuing our efforts to provide developer solutions for the rapidly growing Internet and Intranet developer tools market, we recently shipped our first Internet products and fortified strategic relationships with Microsoft, Netscape and Sun Microsystems for supporting their Internet standards. With the shipment of Borland C+ + 5.0, we included Java development tools to allow C+ + developers to get started using Java. In addition, the Borland C+ + 5.0 Development Suite includes the AppAccelerator, a just-in-time dynamic compiler which increases the performance of Java applets and applications. Netscape also licensed the AppAccelerator for inclusion in the Netscape Navigator. We have also announced that we are developing a visual RAD tool, code named Latte, which is specifically designed for Java developers and leverages many of the strengths of Delphi. Feedback from industry analysts and customers who have seen this product has been very favorable.

  Another recent development was the announcement of our agreement to acquire Open Environment Corporation, a pioneer in the development of highly-scalable client/server solutions. This acquisition, which is expected to be completed this summer or in early fall, is aimed at providing Borland with additional resources to address the client/server and Internet/Intranet markets. Our strategy is to leverage the distribution, support and technologies of Open Environment to strengthen our presence in the decentralized IT market and expand into centralized IT organizations seeking highly-scalable enterprise client/server and Internet solutions. We believe that combining our heritage of providing object-oriented language and compiler technology with Open Environment Corporation's scalable Entera technology will enhance our ability to fill needs for reliable client/server tools for the Internet.

  As expected, while we are making progress in focusing on the client/server and Internet/Intranet markets, our desktop business is continuing to decline. In particular, for the quarter ending June 30, 1996 (the first quarter of our 1997 fiscal year), we experienced a shortfall in revenue and significant losses due to lower than expected sales in the United States. Despite this setback, Borland is taking the necessary measures upon which to base a recovery. Earlier this month, the Company announced it had initiated a CEO search and I will continue to serve as acting CEO until a replacement is appointed. Further, we will continue to execute our Internet/Intranet strategy and look forward to delivering development tools solutions for these markets later this year.

  Despite the challenges of the first quarter in fiscal 1997, we remain focused on the strategic initiatives we have been outlining over the past year. For the past twelve years, Borland has consistently delivered some of the industry's most advanced and innovative software technology, and we have hundreds of thousands of loyal developer customers who continue to be enthusiastic about Borland and its products. I am confident that the combination of Borland's experience and leadership in development tools will provide us with a key advantage in the emerging Internet and Intranet tools business. Moving forward into fiscal 1997, I look forward to working closely with the management team as we continue our focus on meeting the needs of our customers.

Thank you for your continued interest in Borland.

Sincerely yours,


/s/ DR. WILLIAM F. MILLER
- ------------------------------
Dr. William F. Miller
Chairman of the Board
and Acting Chief Executive Officer

PROXY
                                    BORLAND
                                100 BORLAND WAY
                            SCOTTS VALLEY, CA 95066

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints William F. Miller, Robert H. Kohn and David Mullin as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of Borland International, Inc. held of record by the undersigned on July 9, 1996, at the 1996 Annual Meeting of Stockholders to be held on September 5, 1996, and any adjournments or postponements thereof.

  PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS'
RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.

                  (CONTINUED AND TO BE SIGNED ON OTHER SIDE)


                             FOLD AND DETACH HERE

                                                   [X]   Please mark
                                                         your votes
                                                         as this

This proxy when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3, 4, and 5.


                                               FOR all         WITHOLD
                                               Nominees       AUTHORITY
1. Election of (two) 2 Class I Directors:        [_]             [_]

   Nominees:
   George Hara
   Stephen J. Lewis

WITHHELD FOR: (Write that nominee's name in the space provided below).

- ------------------------------------------

                                               FOR       AGAINST      ABSTAIN
2. Approval of an amendment to the 1990        [_]         [_]          [_]
   Employee Stock Purchase Plan to
   increase the number of shares of Common
   Stock available for grant under the
   plan by 250,000 shares.

                                               FOR       AGAINST      ABSTAIN
3. Approval of an amendment to the 1992        [_]         [_]          [_]
   Stock Option Plan to increase the
   number of shares of Common Stock available for grant under the plan by 1,000,000 shares.


                                               FOR       AGAINST      ABSTAIN
4. Approval of the amendments to the           [_]         [_]          [_]
   Non-Employee Directors' Stock Option Plan that (a) will increase the number of shares of Common Stock available for grant under the plan by 250,000 shares and (b) upon election of a Non-Employee
   Director as Chairman of the Board of the Company, grant a further option to such person to purchase 30,000 shares.

                                               FOR       AGAINST      ABSTAIN
5. Ratification of the appointment of          [_]         [_]          [_]
   Price Waterhouse LLP as independent
   auditors for the 1997 fiscal year.


   I plan to attend the meeting.     [_]


Signature(s) ___________________________   Date _______________________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such